Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
UP TO 20,000,000 ORDINARY SHARES
OF
YATRA ONLINE, INC.
AT
A PURCHASE PRICE OF $1.10 PER SHARE
BY
MAGNA HOLDINGS LTD.

August 19, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 19, 2026 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Magna Holdings Ltd., a private company limited by shares (the “Purchaser”), to purchase up to a maximum of 20,000,000 ordinary shares, par value $0.0001 per share (the “Shares”), of Yatra Online, Inc., a Cayman Islands exempted company (the “Company”). We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $1.10 per Share, net to you in cash, less any applicable withholding taxes and without interest.
2.	The Offer and withdrawal rights expire at 12:00 midnight (one minute after 11:59 P.M.), New York City time, on September 17, 2026, unless extended (as extended, the “Expiration Time”).
3.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.
4.	The Offer is subject to certain important conditions as set forth in the Offer to Purchase.

5.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Offer to Purchase and Instruction 6 in the Letter of Transmittal.
6.	The Indian Tax Declaration Form, together with any required supporting documentation described therein, to assist in the determination of any applicable Indian withholding tax.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

As described in the Offer to Purchase, the payments pursuant to the Offer may be subject to Indian tax withholding. In order for the Purchaser to assess whether such tax withholding is required, please fill out and submit to us with the instruction form below, the Indian Tax Declaration Form.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Equiniti Trust Company, LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depositary Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH
UP TO 20,000,000 ORDINARY SHARES
OF
YATRA ONLINE, INC.
AT
A PURCHASE PRICE OF $1.10 PER SHARE
BY
MAGNA HOLDINGS LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 19, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Magna Holdings Ltd. to purchase up to a maximum of 20,000,000 ordinary shares, par value $0.0001 per share (the “Shares”), of Yatra Online, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Declaration regarding withholding under Indian Tax Laws is enclosed.

Number of Shares to be Tendered:

SIGN HERE

Shares*
Signature(s)

Dated	, 2026
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.